Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

October 14, 2021

Relay Therapeutics, Inc.

399 Binney Street, 2nd Floor

Cambridge, MA 02139

Relay Therapeutics

Re:Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3ASR (File No. 333-258768) (as amended or supplemented, the "Registration Statement") filed on August 12, 2021 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Relay Therapeutics, Inc., a Delaware corporation (the “Company”) of an indeterminate amount of any combination of securities of the types specified therein. The Registration Statement was automatically effective on August 12, 2021. Reference is made to our opinion letter dated August 12, 2021 and included as Exhibit 5.1 to the Registration Statement.  We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on October 13, 2021 by the Company with the Commission pursuant to Rule 424(b)(5) under the Securities Act.  The Prospectus Supplement relates to the offering by the Company of up to 15,188,679 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”) covered by the Registration Statement. The Shares include an over-allotment option granted to the underwriters of the offering to purchase 1,981,132 Shares. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the "Underwriting Agreement").

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non‑assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Registration

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Cowen and Company, LLC

Guggenheim Securities, LLC

October 14, 2021

Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP